Exhibit 99.1

Alnylam Pharmaceuticals Reports Second Quarter 2014 Financial Results and Highlights Recent Period Activities

– Achieved Positive Initial Results in Ongoing Phase 2 Open-Label Extension (OLE) Study with Patisiran, Showing Sustained Clinical Activity with Transthyretin (TTR) Knockdown at an 80% Target Level and Tolerability with Extended Dosing –

– Reported Initial Positive Top-Line Data from Phase 1 Clinical Trial with ALN-AT3, Demonstrating Statistically Significant Knockdown of Antithrombin (AT) and Increase in Thrombin Generation –

– Broadened Pre-Clinical Pipeline with Development Candidates for ALN-CC5 for the Treatment of Complement-Mediated Diseases and ALN-AAT for the Treatment of Alpha-1 Antitrypsin-Associated Liver Disease; Added ALN-HBV for the Treatment of Hepatitis B Virus (HBV) Infection as New Program –

– Presented Pre-clinical Data with ALN-PCSsc Supporting Once-Monthly and Possibly Once-Quarterly Subcutaneous Dosing Regimen with an RNAi Therapeutic Targeting PCSK9 for the Treatment of Hypercholesterolemia –

– Maintained Strong Balance Sheet with $956 Million in Cash and Continues to Expect to End 2014 with Greater than $825 Million in Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--August 7, 2014--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the second quarter 2014, and company highlights.

“During the second quarter and recent period, we continued to execute on our expanded ‘Alnylam 5x15’ product development strategy and reported on multiple significant clinical and pre-clinical data sets. As we continue enrolling patients in our APOLLO Phase 3 trial with patisiran, we were pleased to report positive initial data from our ongoing Phase 2 open-label extension (OLE) study, showing sustained knockdown of serum TTR protein levels in addition to a favorable tolerability profile. Patients in the OLE study have been treated for up to nine months, and there have been no discontinuations. Enrollment also continues in our ALN-TTRsc Phase 2 study in TTR cardiomyopathy and we remain on track to initiate our Phase 3 trial later this year,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “Beyond our efforts in TTR amyloidosis, we were pleased to report positive top-line data with ALN-AT3, an RNAi therapeutic targeting antithrombin (AT) in development for the treatment of hemophilia and rare bleeding disorders, showing that a single, low subcutaneous dose resulted in statistically significant knockdown of AT, with a corresponding increase in peak thrombin generation that was temporally associated and consistent with the degree of target protein knockdown. In aggregate, these latest results from our clinical pipeline highlight what we believe to be the significant potential for RNAi therapeutics as a new class of genetic medicines. We very much look forward to sharing additional updates from our pipeline in the coming weeks and months, as we enter a data-rich back half of the year.”

“In addition to advancements in our clinical pipeline, we also made strong progress with our pre-clinical programs. First, we were pleased to select our Development Candidate for ALN-CC5 – an RNAi therapeutic targeting complement C5 for the treatment of complement-mediated diseases – and we remain on track to file our IND for this program in late 2014. Our new pre-clinical results with ALN-PCSsc – an RNAi therapeutic targeting PCSK9 for the treatment of hypercholesterolemia – highlight the potential for once-monthly or possibly once-quarterly subcutaneous dosing which we believe has the potential to be disruptive in a significant emerging market; we expect to file a clinical trial application (CTA) for ALN-PCSsc later this year. In addition, we selected a Development Candidate for our ALN-AAT program – an RNAi therapeutic targeting alpha-1 antitrypsin (AAT) for the treatment of AAT deficiency associated liver disease – with the goal of filing an IND for this program in mid-2015, and we added ALN-HBV – an RNAi therapeutic targeting the hepatitis B viral (HBV) genome for the treatment HBV infection – as a new program with the goal of filing an IND around year-end 2015. All of these programs employ our Enhanced Stabilization Chemistry (ESC) GalNAc-conjugate technology, that enables subcutaneous dosing with increased potency, durability, and a wide therapeutic index, and we are very encouraged by the potent knockdown and durability results emerging from our programs utilizing this improved technology,” said Barry Greene, President and Chief Operating Officer of Alnylam. “In addition to these pipeline advancements, we’ve had a very productive quarter with regard to our intellectual property estate, specifically with our McSwiggen and Manoharan patent families. These and other Alnylam-held patents are critical elements of our strategy to bring important medicines to patients and build value for our shareholders.”

Cash, Cash Equivalents and Total Marketable Securities
At June 30, 2014, Alnylam had cash, cash equivalents and total marketable securities of $955.9 million, as compared to $350.5 million at December 31, 2013. In February 2014, the company sold to Genzyme 8,766,338 shares of its common stock and received a cash payment of $700.0 million.

Non-GAAP Net Loss
The non-GAAP net loss for the second quarter of 2014 was $48.0 million, or $0.63 per share on both a basic and diluted basis as compared to a non-GAAP net loss of $18.2 million, or $0.29 per share on both a basic and diluted basis for the same period in the previous year. The non-GAAP net loss for the second quarter of 2014 excludes the $3.9 million reduction to in-process research and development expense related to the purchase of the Sirna RNAi assets from Merck, described below.

GAAP Net Loss
The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the second quarter of 2014 was $44.1 million, or $0.58 per share on both a basic and diluted basis (including $7.7 million, or $0.10 per share of non-cash stock-based compensation expense), as compared to a net loss of $18.2 million, or $0.29 per share on both a basic and diluted basis (including $3.4 million, or $0.05 per share of non-cash stock-based compensation expense), for the same period in the previous year.

Revenues
Revenues were $7.3 million for the second quarter of 2014, as compared to $8.7 million for the same period in the previous year. Revenues for the second quarter of 2014 included $5.5 million of revenues from the company’s alliance with Takeda Pharmaceuticals Company Limited, $1.4 million of revenues related to the company’s collaboration with Monsanto, and $0.4 million for the company’s alliance with The Medicines Company, research reagent licenses, and other sources.

Research and Development Expenses
Research and development (R&D) expenses were $44.7 million in the second quarter of 2014, which included $2.6 million of non-cash stock-based compensation, as compared to $24.2 million in the second quarter of 2013, which included $2.2 million of non-cash stock-based compensation. The increase in R&D expenses in the second quarter of 2014 as compared to the second quarter of 2013 was due primarily to additional expenses related to the significant advancement of certain of the company’s clinical and pre-clinical programs. The company expects that R&D expenses will increase slightly for the second half of 2014 as certain of our programs move into late clinical stages.

In-Process Research and Development Expense
In the second quarter of 2014, the company recorded a reduction of $3.9 million to in-process research and development expense in connection with the purchase of the Sirna RNAi assets from Merck. Upon the completion of certain technology transfer activities in the second quarter of 2014, the company issued 378,007 shares of common stock to Merck. In the second quarter of 2014, the company re-measured the expense recorded in the first quarter of 2014 in connection with these shares using the price of the company’s common stock on the issuance date. In future periods, there will be no additional charges recorded to in-process research and development related to the purchase of the Sirna RNAi assets from Merck.

General and Administrative Expenses
General and administrative (G&A) expenses were $11.5 million in the second quarter of 2014, which included $5.1 million of non-cash stock-based compensation, as compared to $5.8 million in the second quarter of 2013, which included $1.2 million of non-cash stock-based compensation. The increase in G&A expenses in the second quarter of 2014 as compared to the second quarter of 2013 was due primarily to higher non-cash stock-based compensation expense. Excluding non-cash stock-based compensation expense, the company expects that G&A expenses will remain consistent for the second half of 2014.

“Alnylam continues to maintain a very strong balance sheet, ending the second quarter with $956 million in cash,” said Michael Mason, Vice President, Finance and Treasurer of Alnylam. “As previously guided, we remain on track to end 2014 with greater than $825 million in cash. We believe that this balance sheet allows us to invest in a broad pipeline of RNAi therapeutics and to maintain financial independence through to multiple product launches.”

Second Quarter 2014 and Recent Significant Corporate Highlights

Key “Alnylam 5x15” and Genetic Medicine Pipeline Highlights

  Continued to Advance Patisiran (ALN-TTR02) in Development for the Treatment of Transthyretin (TTR)-Mediated Amyloidosis (ATTR) in Patients with Familial Amyloidotic Polyneuropathy (FAP).
    Alnylam continues to enroll patients in its APOLLO Phase 3 trial, with over 20 sites in 9 countries now open and active. The Phase 3 trial is intended to demonstrate the efficacy and safety of patisiran in support of marketing authorization in countries around the world.
    At the International Symposium on Amyloidosis (ISA) held April 27 - May 1, 2014 the company presented multiple updates from its patisiran program. Amongst other data, the company presented initial positive results from its ongoing Phase 2 open-label extension (OLE) study. The OLE study is enrolling patients that were treated in the Phase 2 study and is designed to evaluate the long-term safety and tolerability of patisiran administration. The company has now completed enrollment in the study with 27 patients. After up to nine months of therapy, there have been no study drug discontinuations. The OLE study is measuring a number of clinical endpoints every six months, including the modified composite Neuropathy Impairment Score, termed "mNIS+7;" this score is also the primary endpoint of the Phase 3 APOLLO trial of patisiran in FAP. Preliminary results from 23 patients showed that the TTR knockdown observed following the first dose in the OLE study closely matched TTR knockdown shown in the Phase 2 study, with essentially superimposable pharmacodynamic effects. Further, repeat dosing of patisiran led to a sustained TTR knockdown of approximately 80% through up to day 168, equivalent to up to eight doses of drug, as measured in pre-dose blood samples. These data provide the first clinical evidence of sustained, RNAi-mediated TTR knockdown in FAP patients beyond two doses of patisiran. Repeat dosing of patisiran was found to be well tolerated, with minimal adverse events. In addition, the use of a proprietary micro-dosing infusion regimen was found to significantly reduce the incidence of infusion-related reactions. Alnylam plans on reporting initial clinical endpoint data from the OLE study at the 2014 American Neurological Association Annual Meeting, being held October 12 – 14, 2014 in Baltimore, where the initial dataset is expected to include 6 month mNIS+7 results from approximately 20 patients.
    In addition, Alnylam and collaborators presented results of a natural history, cross-sectional analysis study of 283 FAP patients. These findings showed rapid progression of the neuropathy impairment score and correlation with disease severity, providing support for Alnylam's Phase 3 APOLLO trial design.
    Finally, the company presented a pre-clinical update with its ATTR program. Alnylam scientists presented data confirming that the degree of TTR knockdown in a mouse disease model was highly correlated with regression of TTR tissue deposits. Further, comparative studies were performed with the TTR stabilizer tafamidis and a TTR-specific antisense oligonucleotide (ASO). In these pre-clinical studies, RNAi therapeutics targeting TTR were shown to have superior profiles.
    Alnylam also completed enrollment of 12 healthy volunteers of Japanese descent in a Phase 1 study with patisiran. This study is intended to support the expansion of the APOLLO trial to include sites in Japan.

    Continued Advancement of ALN-TTRsc, a Subcutaneously Administered RNAi Therapeutic Targeting TTR in Development for the Treatment of ATTR Patients with Cardiac Amyloidosis. The company continued enrollment in its pilot Phase 2 study of ALN-TTRsc. This Phase 2 trial is aimed at evaluating the tolerability and preliminary clinical activity of ALN-TTRsc in patients with familial amyloidotic cardiomyopathy (FAC) – which is caused by autosomal dominant mutations in the TTR gene – or senile systemic amyloidosis (SSA) – which is caused by idiopathic accumulation of wild-type TTR in the heart. Based on encouraging enrollment to date, the protocol for this study was amended to enroll up to 25 FAC or SSA patients; the previous enrollment target had been 15. Pending abstract acceptance, the company expects to present data from the Phase 2 trial at the American Heart Association Scientific Sessions 2014, being held November 15 – 19, 2014 in Chicago. Patients completing the Phase 2 trial will be eligible to participate in an OLE study for further assessment of general tolerability and clinical activity with long-term dosing; the ALN-TTRsc Phase 2 OLE study is on track to be initiated in mid-2014. Assuming positive results, Alnylam expects to begin a Phase 3 trial in TTR cardiac amyloidosis patients by the end of 2014. In addition, the protocol for the company’s Phase 1 trial with ALN-TTRsc was amended to enroll up to 76 normal human volunteers; previous target enrollment had been 40 subjects and results from that study were presented at the Heart Failure Society of America 17th Annual Scientific Meeting in September 2013. The increase in target enrollment was performed to determine a fixed (i.e., non-weight-adjusted) dose regimen in support of the planned Phase 3 trial. Finally, ALN-TTRsc received a positive opinion for Orphan Drug Designation in Europe.
  Reported Initial Positive Top-Line Data from Phase 1 Clinical Trial with ALN-AT3, an RNAi Therapeutic Targeting Antithrombin (AT) in Development for the Treatment of Hemophilia and Rare Bleeding Disorders (RBD). Results were presented at the World Federation of Hemophilia (WFH) 2014 World Congress, held May 11 – 15, 2014 in Melbourne, Australia. In Part A of the Phase 1 study, human volunteer subjects received a single subcutaneous dose of ALN-AT3 and, per protocol, the maximum allowable level of AT knockdown was set at 40%. Initial results from the sole dose cohort enrolled (n=4, 3:1, drug:placebo) showed that a single, low subcutaneous ALN-AT3 dose at 0.03 mg/kg resulted in an up to 28-32% knockdown of AT at nadir that was statistically significant relative to placebo (p < 0.01 by ANOVA). This resulted in a statistically significant (p < 0.01) increase in peak thrombin generation, that was temporally associated and consistent with the degree of AT knockdown. ALN-AT3 was found to be well tolerated with no significant adverse events reported. ALN-AT3 is the company’s first program to enter clinical development using Alnylam’s Enhanced Stabilization Chemistry (ESC)-GalNAc-conjugate technology, which enables subcutaneous dosing with increased potency, durability, and a wide therapeutic index. The company has now transitioned to the Multiple Ascending Dose (MAD) Part B of the study, which is designed as an open-label, multi-dose, dose-escalation study enrolling up to 18 people with moderate-to-severe hemophilia A or B. The primary objective of this part of the study is to evaluate the safety and tolerability of multiple doses, specifically three doses, of subcutaneously administered ALN-AT3 in hemophilia subjects. Secondary objectives include assessment of clinical activity as determined by knockdown of circulating AT levels and increase in thrombin generation at pharmacologic doses of ALN-AT3. Assuming abstract acceptance, Alnylam intends to present initial clinical results from the Phase 1 study, including all available results in hemophilia subjects, at the 56th American Society of Hematology (ASH) Annual Meeting being held December 6 – 9, 2014 in San Francisco. Finally, Alnylam announced earlier today that ALN-AT3 has received Orphan Drug Designation in the European Union.

  Advanced Development Candidate for ALN-CC5, a Subcutaneously Administered RNAi Therapeutic Targeting Complement Component C5 in Development for the Treatment of Complement-Mediated Diseases. New results were presented at the 7th International Conference on Complement Therapeutics, held June 6 - 11, 2014, in Olympia, Greece, demonstrating that ALN-CC5 led to an up to 98.7% knockdown of serum C5 and an up to 96.8% inhibition of serum complement activity in non-human primates (NHPs) with weekly subcutaneous dose administration. ALN-CC5 utilizes Alnylam’s ESC-GalNAc-conjugate technology. Assuming abstract acceptance, Alnylam intends to present additional pre-clinical results from its ALN-CC5 program at the 56th American Society of Hematology (ASH) Annual Meeting being held December 6 – 9, 2014 in San Francisco. The company is on track to file its ALN-CC5 IND or IND equivalent in late 2014, and expects to present initial clinical results in mid-2015.
  Presented New Pre-clinical Data on Subcutaneously Delivered RNAi Therapeutics for Cardio-Metabolic Diseases, including ALN-PCSsc – an RNAi Therapeutic Targeting PCSK9 in Development for the Treatment of Hypercholesterolemia – and Added New Program.
    At the Arteriosclerosis, Thrombosis and Vascular Biology (ATVB) 2014 Scientific Sessions, the company presented an update on its cardio-metabolic disease programs. First, Alnylam presented new single-dose data for ALN-PCSsc showing robust knockdown of PCSK9 of up to 96% and reduction in LDL-C of up to 77%, in the absence of statin co-administration. A single dose of ALN-PCSsc maintained greater than 50% reduction in LDL-C for over three months, a level of durability that the company believes supports a once-monthly and possibly once-quarterly subcutaneous dosing regimen. ALN-PCSsc employs the company’s ESC-GalNAc-conjugate technology. The company had previously guided that it plans to file an IND or IND equivalent, for ALN-PCSsc by late 2014 or early 2015; Alnylam is announcing today that it plans to file a Clinical Trial Application (CTA) for ALN-PCSsc in late 2014 and expects to present initial clinical results in mid-2015. The ALN-PCS program is partnered with The Medicines Company, where, under the terms of the agreement, Alnylam will complete certain pre-clinical studies and a Phase 1 clinical study of ALN-PCSsc and The Medicines Company is responsible for leading and funding development from Phase 2 forward and commercializing the ALN-PCS program, if successful.
    In addition, the company presented pre-clinical data from a new program: ALN-AC3, an RNAi therapeutic targeting apolipoprotein C-III (apoCIII) for the treatment of hypertriglyceridemia. Alnylam plans to conduct pre-clinical work in this program to finalize its Development Candidate.

    Announced Development Candidate for ALN-AAT, an RNAi Therapeutic Targeting Alpha-1-Antitrypsin (AAT) in Development for the Treatment of AAT Deficiency-Associated Liver Disease. New pre-clinical data were presented in a Late-Breaking Abstract Session at Digestive Disease Week (DDW), held May 3 – 6, 2014 in Chicago, Illinois. AAT deficiency liver disease is caused by accumulation of mutant AAT protein (“Z-allele” or “Z-AAT”) in liver tissue with subsequent liver injury, fibrosis, and, in some cases, hepatocellular carcinoma. The ALN-AAT Development Candidate employs Alnylam’s ESC-GalNAc-conjugate technology. Alnylam plans to initiate IND-enabling studies with the goal of filing an IND or IND equivalent for ALN-AAT in mid-2015. In addition, Alnylam and The Alpha-1 Project (TAP), the venture philanthropy subsidiary of the Alpha-1 Foundation, announced that they have entered into a collaboration agreement for the continued advancement of ALN-AAT.
  Published Pre-Clinical Results with ALN-AS1, an RNAi Therapeutic Targeting Aminolevulinic Acid Synthase-1 (ALAS-1) for the Treatment of Hepatic Porphyrias, in the Proceedings of the National Academy of Sciences. In the paper, titled "RNAi-mediated silencing of hepatic Alas1 effectively prevents and treats the induced acute attacks in acute intermittent porphyria mice," Alnylam scientists and collaborators at the Icahn School of Medicine at Mount Sinai in New York City documented results from pre-clinical models of the human disease showing that RNAi therapeutics targeting ALAS-1 can completely block the abnormal production of toxic intermediates of the heme biosynthesis pathway that cause the symptoms and disease pathology of AIP. Alnylam is currently advancing ALN-AS1, a subcutaneously administered RNAi therapeutic targeting ALAS-1 for the treatment of hepatic porphyrias, including acute intermittent porphyria (AIP). ALN-AS1 utilizes the company's ESC-GalNAc-conjugate technology. Alnylam expects to file an IND or IND equivalent for ALN-AS1 in late 2014 or early 2015.
  Advanced ALN-HBV for the Treatment of Hepatitis B Virus (HBV) Infection. The new ALN-HBV program derives from the company's January 2014 acquisition of Merck's RNAi assets, including their Sirna Therapeutics subsidiary. In the most comprehensive pre-clinical study results presented to date with an RNAi therapeutic for the treatment of HBV, Alnylam reported significant, multi-log reductions in HBV surface antigen (HBsAg) and HBV viral titers, and showed evidence for an immune-mediated therapeutic effect in chronically infected chimpanzees. Specifically, the new data, presented at TIDES 2014, held May 12 – 15 in Providence, Rhode Island, demonstrated an up to 2.3 log10 reduction HBsAg. Alnylam plans to advance an ESC-GalNAc-siRNA conjugate targeting the HBV genome for its ALN-HBV program, which should enable once monthly subcutaneous dose administration with potent and durable effects, and a wide therapeutic index. The company expects to select a Development Candidate in late 2014 and plans to file an IND or IND equivalent around year end 2015.
  Presented Key Scientific Data on Enhanced ESC-GalNAc-siRNA Conjugate Technology. Data presented at TIDES 2014 showed that chemical modifications of siRNA that enhance in vitro stability result in higher liver exposure in vivo and lead to a significantly increased potency and durability of effect. As compared with the “standard template chemistry” (STC)-GalNAc-conjugate approach used in ALN-TTRsc, ESC-GalNAc-siRNA conjugates demonstrated a 10-fold increased potency in NHP studies and, based on results with ALN-AT3, an over 50-fold increased potency in humans. In addition, ESC-GalNAc-siRNA conjugates demonstrate a durability of knockdown effect that supports once-monthly or potentially even less frequent subcutaneous dosing regimens. Finally, ESC-GalNAc-conjugates demonstrate a wide therapeutic index based on multi-dose toxicology studies performed in rodents and NHP. This subcutaneous delivery technology is being used in all Alnylam clinical and pre-clinical programs with the exception of patisiran and ALN-TTRsc.

Business and Organizational Highlights

  Strengthened Intellectual Property (IP) Estate.
    Alnylam announced that the McSwiggen EP 1423406 ('406) patent was upheld by the European Patent Office (EPO) in opposition proceedings. The McSwiggen patent estate comprises a core component of Alnylam's overall IP estate for the advancement of RNAi therapeutics, and was recently obtained through the company's acquisition of Sirna Therapeutics from Merck. The upheld McSwiggen patent broadly describes chemical modifications of RNAi therapeutics needed to achieve "drug-like" properties in siRNA, the molecules that mediate RNAi.
    Alnylam announced that the United States Patent and Trademark Office (USPTO) issued a patent covering RNAi Therapeutics for the treatment of HBV infection. The new patent (U.S. patent no. 8,618,277, or "'277 patent") is part of the company's McSwiggen patent estate. Specifically, the '277 patent includes claims that the company believes are critical for the development of RNAi therapeutics for the treatment of HBV infection. This patent is held exclusively by Alnylam and is not licensed to any third parties.
    Finally, Alnylam received a Notice of Allowance from the USPTO for a new patent broadly covering conjugate-based delivery of RNA therapeutics. The Manoharan et al. patent application 13/693,478, (the “’478 Application”) includes newly allowed claims directed to compositions including those comprising a modified RNA agent linked to a biantennary or triantennary ligand. Specifically, the allowed application includes claims that broadly cover single-stranded or double-stranded, chemically modified RNA therapeutics conjugated with an N-acetylgalactosamine (GalNAc) ligand independent of length, sequence, or disease target.
  Alnylam Added to Russell 1000 Index. The Russell 1000 Index measures the performance of the large-cap segment of the U.S. equity universe. It is a subset of the Russell 3000 Index and includes approximately 1000 of the largest securities based on a combination of their market cap and current index membership.
  Expanded Board of Directors. Alnylam appointed Amy W. Schulman to its Board of Directors. Ms. Schulman is the former Executive Vice President and General Counsel of Pfizer Inc., and served as the Business Unit Lead for Pfizer's Consumer Healthcare business. She currently serves on the faculty of Harvard Business School as a Senior Lecturer. In addition, she is a Venture Partner at Polaris Partners and the CEO of Arsia Therapeutics, one of Polaris’s early stage portfolio companies.

Conference Call Information
Management will provide an update on the company, discuss second quarter 2014 results, and discuss expectations for the future via conference call on Thursday, August 7, 2014 at 4:30 p.m. ET. To access the call, please dial 877-312-7507 (domestic) or 631-813-4828 (international) five minutes prior to the start time and refer to conference ID 83034261. A replay of the call will be available beginning at 7:30 p.m. ET on August 7, 2014. To access the replay, please dial 855-859-2056 (domestic) or 404-537-3406 (international), and refer to conference ID 83034261.

About RNAi
RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam's RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About GalNAc Conjugates and Enhanced Stabilization Chemistry (ESC) GalNAc Conjugates
GalNAc-siRNA conjugates are a proprietary Alnylam delivery platform and are designed to achieve targeted delivery of RNAi therapeutics to hepatocytes through uptake by the asialoglycoprotein receptor. Alnylam’s Enhanced Stabilization Chemistry (ESC) GalNAc-conjugate technology enables subcutaneous dosing with increased potency, durability, and a wide therapeutic index, and is being employed in several of Alnylam’s genetic medicine programs, including programs in clinical development.

About LNP Technology
Alnylam has licenses to Tekmira LNP intellectual property for use in RNAi therapeutic products using LNP technology.

About Alnylam Pharmaceuticals
Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines with a core focus on RNAi therapeutics as genetic medicines, including programs as part of the company’s “Alnylam 5x15™” product strategy. Alnylam’s genetic medicine programs are RNAi therapeutics directed toward genetically defined targets for the treatment of serious, life-threatening diseases with limited treatment options for patients and their caregivers. These include: patisiran (ALN-TTR02), an intravenously delivered RNAi therapeutic targeting transthyretin (TTR) for the treatment of TTR-mediated amyloidosis (ATTR) in patients with familial amyloidotic polyneuropathy (FAP); ALN-TTRsc, a subcutaneously delivered RNAi therapeutic targeting TTR for the treatment of ATTR in patients with TTR cardiac amyloidosis, including familial amyloidotic cardiomyopathy (FAC) and senile systemic amyloidosis (SSA); ALN-AT3, an RNAi therapeutic targeting antithrombin (AT) for the treatment of hemophilia and rare bleeding disorders (RBD); ALN-CC5, an RNAi therapeutic targeting complement component C5 for the treatment of complement-mediated diseases; ALN-AS1, an RNAi therapeutic targeting aminolevulinic acid synthase-1 (ALAS-1) for the treatment of hepatic porphyrias including acute intermittent porphyria (AIP); ALN-PCS, an RNAi therapeutic targeting PCSK9 for the treatment of hypercholesterolemia; ALN-AAT, an RNAi therapeutic targeting alpha-1 antitrypsin (AAT) for the treatment of AAT deficiency-associated liver disease; ALN-TMP, an RNAi therapeutic targeting TMPRSS6 for the treatment of beta-thalassemia and iron-overload disorders; ALN-ANG, an RNAi therapeutic targeting angiopoietin-like 3 (ANGPTL3) for the treatment of genetic forms of mixed hyperlipidemia and severe hypertriglyceridemia; ALN-AC3, an RNAi therapeutic targeting apolipoprotein C-III (apoCIII) for the treatment of hypertriglyceridemia; and other programs yet to be disclosed. As part of its “Alnylam 5x15” strategy, as updated in early 2014, the company expects to have six to seven genetic medicine product candidates in clinical development - including at least two programs in Phase 3 and five to six programs with human proof of concept - by the end of 2015. Alnylam is also developing ALN-HBV, an RNAi therapeutic targeting the hepatitis B virus (HBV) genome for the treatment of HBV infection. The company’s demonstrated commitment to RNAi therapeutics has enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, Cubist, GlaxoSmithKline, Ascletis, Monsanto, The Medicines Company, and Genzyme, a Sanofi company. In March 2014, Alnylam acquired Sirna Therapeutics, a wholly owned subsidiary of Merck. In addition, Alnylam holds an equity position in Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 200 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, Cell, the New England Journal of Medicine, and The Lancet. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

About “Alnylam 5x15™” and Genetic Medicines
The “Alnylam 5x15” strategy, launched in January 2011, establishes a path for development and commercialization of novel RNAi therapeutics as genetic medicines. Alnylam’s genetic medicine programs are RNAi therapeutics directed toward genetically defined targets for the treatment of diseases with high unmet medical need. These programs share several key characteristics including: a genetically defined target and disease expressed in the liver; the potential to have a major impact in a high unmet need population; the ability to leverage the existing Alnylam RNAi platform with clinically proven delivery to the liver; the opportunity to monitor an early biomarker in Phase 1 clinical trials for human proof of concept; and the existence of clinically relevant endpoints for the filing of a new drug application (NDA) with a focused patient database and possible accelerated paths for commercialization. As updated in early 2014, the company expects to have six to seven genetic medicine product candidates in clinical development – including at least two programs in Phase 3 and five to six programs with human proof of concept – by the end of 2015. The “Alnylam 5x15” programs include: patisiran (ALN-TTR02), an intravenously delivered RNAi therapeutic targeting transthyretin (TTR) in development for the treatment of TTR-mediated amyloidosis (ATTR) in patients with familial amyloidotic polyneuropathy (FAP); ALN-TTRsc, a subcutaneously delivered RNAi therapeutic targeting TTR in development for the treatment of ATTR in patients with TTR cardiac amyloidosis, including familial amyloidotic cardiomyopathy (FAC) and senile systemic amyloidosis (SSA); ALN-AT3, an RNAi therapeutic targeting antithrombin (AT) in development for the treatment of hemophilia and rare bleeding disorders (RBD); ALN-CC5, an RNAi therapeutic targeting complement component C5 in development for the treatment of complement-mediated diseases; ALN-AS1, an RNAi therapeutic targeting aminolevulinic acid synthase-1 (ALAS-1) in development for the treatment of hepatic porphyrias including acute intermittent porphyria (AIP); ALN-PCS, an RNAi therapeutic targeting PCSK9 in development for the treatment of hypercholesterolemia; ALN-AAT, an RNAi therapeutic targeting alpha-1 antitrypsin (AAT) for the treatment of AAT deficiency-associated liver disease; ALN-TMP, an RNAi therapeutic targeting TMPRSS6 in development for the treatment of beta-thalassemia and iron-overload disorders; ALN-ANG, an RNAi therapeutic targeting angiopoietin-like 3 (ANGPTL3) for the treatment of genetic forms of mixed hyperlipidemia and severe hypertriglyceridemia; ALN-AC3, a subcutaneously administered RNAi therapeutic targeting apolipoprotein C-III (apoCIII) for the treatment of hypertriglyceridemia; and other programs yet to be disclosed. In 2014, Alnylam and Genzyme, a Sanofi company, formed a multi-product geographic alliance on Alnylam's genetic medicine programs. Specifically, Alnylam will lead development and commercialization of programs in North America and Europe, while Genzyme will develop and commercialize products in the rest of world. In addition, Alnylam and Genzyme will co-develop and co-commercialize ALN-TTRsc in North America and Europe.

Use of Non-GAAP Financial Measures
Alnylam has presented in this press release certain non-GAAP financial measures, including non-GAAP net loss and non-GAAP net loss per common share – basic and diluted. A reconciliation between these non-GAAP financial measures and the most comparable GAAP financial measures are included in the tables accompanying this press release.

Alnylam Forward Looking Statements
Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, Alnylam’s expectations regarding its “Alnylam 5x15” product strategy, Alnylam’s views with respect to the potential for RNAi therapeutics, including patisiran (ALN-TTR02) and ALN-TTRsc, ALN-AT3, ALN-CC5, ALN-AS1, ALN-PCSsc, ALN-AAT, ALN-TMP, ALN-ANG, ALN-AC3, and ALN-HBV, its expectations with respect to the timing, execution, and success of its clinical and pre-clinical trials, the expected timing of regulatory filings, including its plan to file IND or IND equivalent applications and/or initiate clinical trials for ALN-TTRsc, ALN-CC5, ALN-PCSsc, ALN-AS1, ALN-AAT, and ALN-HBV, its expectations regarding reporting of data from its clinical and pre-clinical studies, including its studies for patisiran, ALN-TTRsc, ALN-AT3, and ALN-CC5, as well as other research programs and technologies, its plans regarding commercialization of RNAi therapeutics, Genzyme’s and The Medicines Company’s participation in the development and commercialization of RNAi therapeutics, Alnylam’s views with respect to the potential value of the assets acquired from Merck and its ability to further its efforts to build a new class of medicines, its expected cash position as of December 31, 2014, and its expectations regarding available cash for its operations through to multiple product launches, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Alnylam’s ability to manage operating expenses, Alnylam’s ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its drug candidates, the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, Alnylam’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, obtaining regulatory approval for products, competition from others using technology similar to Alnylam’s and others developing products for similar uses, Alnylam’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the “Risk Factors” filed with Alnylam’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings that Alnylam makes with the SEC. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation to update any forward-looking statements.

ALNYLAM PHARMACEUTICALS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net revenues from collaborators	$7,295	$8,687	$15,570	$27,329

Operating expenses:
Research and development (1)	44,672	24,215	88,430	46,394
In-process research and development	(3,890)	—	220,766	—
General and administrative (1)	11,518	5,784	20,443	12,051
Total operating expenses	52,300	29,999	329,639	58,445
Loss from operations	(45,005)	(21,312)	(314,069)	(31,116)
Other income (expense):
Interest income	693	270	1,026	494
Other expense	(77)	(11)	(159)	(6)
Total other income	616	259	867	488
Loss before income taxes	(44,389)	(21,053)	(313,202)	(30,628)
Benefit from income taxes	315	2,884	18,185	3,446
Net loss	$(44,074)	$(18,169)	$(295,017)	$(27,182)
Net loss per common share - basic and diluted	$(0.58)	$(0.29)	$(4.11)	$(0.45)
Weighted average common shares used to compute basic and diluted net loss per common share	75,835	61,661	71,833	60,424

Comprehensive loss:
Net loss	$(44,074)	$(18,169)	$(295,017)	$(27,182)
Unrealized (loss) gain on marketable securities, net of tax	(3,047)	7,309	2,266	12,468
Comprehensive loss	$(47,121)	$(10,860)	$(292,751)	$(14,714)

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$2,557	$2,200	$6,238	$4,287
General and administrative	5,123	1,177	7,033	2,165

ALNYLAM PHARMACEUTICALS, INC.
UNAUDITED GAAP TO NON-GAAP RECONCILIATION: NET LOSS AND NET LOSS PER SHARE
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
GAAP net loss	$(44,074)	$(18,169)	$(295,017)	$(27,182)
Adjustment:
In-process research and development	(3,890)	—	220,766	—
Non-GAAP net loss	$(47,964)	$(18,169)	$(74,251)	$(27,182)

GAAP net loss per common share - basic and diluted	$(0.58)	$(0.29)	$(4.11)	$(0.45)
Adjustment (as detailed above)	(0.05)	—	3.08	—
Non-GAAP net loss per common share - basic and diluted	$(0.63)	$(0.29)	$(1.03)	$(0.45)

Use of Non-GAAP Financial Measures

The company supplements its condensed consolidated financial statements presented on a GAAP basis by providing additional measures that are considered “non-GAAP” financial measures under applicable SEC rules. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles in the United States (GAAP) and should not be viewed in isolation or as a substitute for GAAP net loss and basic and diluted net loss per common share.

The company evaluates items on an individual basis, and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the company’s ongoing business operations, and (iii) whether or not the company expects it to occur as part of its normal business on a regular basis. In the second quarter of 2014 and first half of 2014, the company’s Non-GAAP net loss and Non-GAAP net loss per common share – basic and diluted financial measures excludes the in-process research and development reduction to expense of $3.9 million and expense of $220.8 million, respectively, related to the purchase of the Sirna RNAi assets from Merck. The company believes that the exclusion of this item provides management and investors with supplemental measures of performance that better reflect the underlying economics of the company’s business. In addition, the company believes the exclusion of this item is important in comparing current results with prior period results and understanding projected operating performance. Management uses these non-GAAP financial measures to establish budgets and operational goals and to manage the company’s business.

ALNYLAM PHARMACEUTICALS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 30,	December 31,
	2014	2013
Cash, cash equivalents and total marketable securities	$955,897	$350,472
Billed and unbilled collaboration receivables	89	4,248
Prepaid expenses and other current assets	10,270	3,910
Property and equipment, net	16,953	16,448
Investment in equity securities of Regulus Therapeutics Inc.	49,450	45,452
Total assets	$1,032,659	$420,530
Accounts payable, accrued expenses and other liabilities	$27,032	$20,056
Total deferred revenue	59,550	126,090
Total deferred rent	3,808	4,037
Total stockholders’ equity (76.3 million and 63.7 million common shares issued and outstanding and at June 30, 2014 and December 31, 2013, respectively)	942,269	270,347
Total liabilities and stockholders' equity	$1,032,659	$420,530

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2013.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Vice President, Investor Relations and Corporate Communications
or
Michael Mason, 617-551-8327
Vice President, Finance and Treasurer